Exhibit 10.23
KEYCORP DIRECTORS’ DEFERRED SHARE PLAN
(December 31, 2008)
ARTICLE I
PURPOSE
          The purpose of this KeyCorp Directors’ Deferred Share Plan (“Plan”) is to attract, retain and compensate highly qualified individuals to serve as Directors and to align the interests of Directors with the shareholders of the Corporation further and thereby promote the long-term success and growth of the Corporation.
ARTICLE II
DEFINITIONS
          For purposes of this Plan, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:
(a)	“Account”: A bookkeeping account in which Deferred Shares shall be recorded and to which dividends may be credited in accordance with the Plan.

(b)	“Beneficiary” or “Beneficiaries”: The person or persons designated by a Director in accordance with the Plan to receive payment of the Director’s Account in the event of the death of the Director.

(c)	“Beneficiary Designation”: An agreement in substantially the form adopted and modified from time to time by the Corporation pursuant to which a Director may designate a Beneficiary or Beneficiaries.

(d)	“Board”: The Board of Directors of the Corporation.

(e)	“Change of Control”: A Change of Control shall be deemed to have occurred if, under any rabbi trust arrangement maintained by the Corporation (the “Trust”), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust to secure the payment of any Deferred Shares because a “Change of Control,” as defined in the Trust, has occurred on or after the effective date of the Plan.

(f)	“Change of Control Election”: The meaning set forth in Section 4.6(a).

(g)	“Committee”: The Nominating and Corporate Governance Committee of the Board or any successor committee designated by the Board.

(h)	“Common Shares”: The Corporation’s common shares, $1.00 par value per share. Common Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(i)	“Common Shares Account”: The meaning of such term as set forth in the Corporation’s Director Deferred Compensation Plan.

(j)	“Corporation”: KeyCorp or any successor or successors thereto.

(k)	“Deferral Period”: The meaning set forth in Section 4.2.

(l)	“Deferred Shares”: A right to receive Common Shares or the equivalent cash value thereof granted pursuant to Article III.

(m)	“Director”: An individual duly elected or chosen as a Director of the Corporation who is not also an employee of the Corporation or any of its subsidiaries.

(n)	“Director Deferred Compensation Plan” shall mean the KeyCorp Second Director Deferred Compensation Plan, as the same may be amended or substituted from time to time.

(o)	“Fair Market Value”: The price per share at which the Common Shares were last sold (i.e. the closing price) on the New York Stock Exchange for a day specified herein for which such fair market value is to be calculated, or if there was no sale of Common Shares so reported for such day, on the most recently preceding day on which there was such a sale, or if the Common Shares are not listed or admitted for trading on the New York Stock Exchange on the day as of which the determination is being made, the amount determined by the Board to be the Fair Market Value on that date.

(p)	“Plan”: The Plan set forth in this instrument as it may from time to time be amended.

(q)	“Plan Year”: The fiscal year of the Corporation.

(r)	“Retainer”: The portion of a Director’s annual cash compensation that is payable on a current basis without regard to the number of Board or committee meetings attended or committee positions.

(s)	“Settlement Date”: The date on which the three-year Deferral Period ends, provided that the Director has not elected to transfer his or her Deferred Shares to his or her Common Shares Account under the Director Deferred Compensation Plan, as provided in Section 4.2(b).
ARTICLE III
ANNUAL DEFERRED SHARE AWARDS
          Each Director shall receive, after the date of approval of the Plan by the Corporation’s shareholders in 2003, and each Plan Year thereafter, an annual award of Deferred Shares. The number of Deferred Shares to be awarded shall be equal to a number of Common Shares having an aggregate Fair Market Value of the date of the award equal to 200% of the Director’s Retainer, unless a lesser number of Deferred Shares is determined by the Committee. To the extent that the application of any formula in computing the number of Deferred Shares to be granted would result in fractional shares of stock, the number of shares shall be rounded down to the nearest whole share. Unless the Committee from time to time determines another date for the annual award due to unusual circumstances or otherwise, such annual award shall be made the later of the July Committee meeting or the third business day following the second quarter earnings release. At the time of making the annual award, the Committee shall determine, in its sole discretion, whether the Director’s Account shall be distributed pursuant to Section 5.3 in the form of Common Shares (with fractional shares being rounded down to the nearest whole share), cash, or a combination of Common Shares and cash.
ARTICLE IV
DIRECTORS’ ACCOUNTS
          4.1 Grant of Deferred Shares. All of a Director’s Deferred Shares granted pursuant to Article III above shall be credited on a bookkeeping basis to the Director’s Account. The number of Deferred Shares, which shall be credited to a Director’s Account effective as of the day such Deferred Shares were awarded, shall be equal to the number of Deferred Shares granted pursuant to such award. Separate sub-accounts may be established to reflect on a bookkeeping basis all earnings, gains, or losses attributable to the Deferred Shares.
          4.2 Deferral Period.
(a)	Minimum Three-Year Deferral Period. Each grant of Deferred Shares shall be subject to a required deferral period (a “Deferral Period”) beginning on the Deferred Shares’ grant date and ending on the third anniversary of such grant date; provided, however, that the Deferral Period will end prior to the third anniversary of the grant date (i) in the event of a Change of Control pursuant to a Director’s Change of Control Election as provided in Section 4.6(a)(i); (ii) if the Director dies or (iii) the Director’s service as a Director is terminated (unless the termination follows a Change of Control and the Director has elected in a Change of Control Election to receive his or her Account pursuant to Section 4.6(a)(iii)).

(b)	Directors’ Option to Transfer the Deferred Shares. Notwithstanding Section 4.2(a), a Director may elect at any time, provided that his or her election is no later than twelve full calendar months prior to the close of the applicable Deferral Period to transfer his or her Deferred Shares into the Common Shares Account maintained under the Director Deferred Compensation Plan. Such transfer will become effective at the conclusion of the applicable three-year Deferral Period.

(c)	Evergreen Deferral Election. Once a Director elects to transfer Deferred Shares into his or her Common Shares Account maintained under the Director’s Deferred Compensation Plan, his or her transfer election will continue to be effective from Plan Year to Plan Year and the Deferred Shares for which the applicable three-year Deferral Period lapses following such election will also be transferred to his or her Director’s Deferred Compensation Plan’s Common Shares Account. To modify this evergreen deferral election with respect to Deferred Shares otherwise granted in a particular Plan Year, the Director’s revocation or modification of his or her evergreen election shall be delivered to the Corporation no later than twelve full calendar months prior to the date on which the applicable Deferral Period ends.

(d)	No Rights During Deferral Period. During the Deferral Period, the Director shall have no right to transfer any rights under his or her Deferred Shares and shall have no other rights of ownership therein.

          4.3 Dividend Equivalents. A Director’s Account will be credited, on the date of the Corporation’s dividend payment, with that number of additional Deferred Shares (including fractional shares) equal to the amount of cash dividends paid by the Corporation on the number of Deferred Shares in the Director’s Account divided by the Fair Market Value of one Common Share on that date. Such dividend equivalents, which shall likewise be credited with dividend equivalents, shall be deferred until the end of the Deferral Period for the Deferred Shares with respect to which the dividend equivalents were credited and, if the Director has so elected, such dividend equivalents shall be transferred, along with the Deferred Shares, into the Director’s Common Shares Account under the Director Deferred Compensation Plan.
          4.4 Death of a Director. Notwithstanding anything to the contrary contained in this Plan, in the event of the death of a Director, the three-year Deferral Period will be deemed to have ended, and the Settlement Date will be deemed to have occurred, on the date of the Director’s death. The Director’s Account shall be paid, as soon as practicable following the Settlement Date, but in no event later than 90 days following the Settlement Date, to the Beneficiary or Beneficiaries designated on the Director’s Beneficiary Designation or, if no such designation is in effect or no Beneficiary is then living, then to the Director’s estate.
          4.5 Acceleration.
(a)	Change of Control. Notwithstanding anything to the contrary contained in this Plan, upon the occurrence of a Change of Control, a Director shall be entitled to receive from the Corporation the payment of his or her Account in the manner selected as follows: Not later than the later of 30 calendar days after the effective date of this Plan, or 30 calendar days after the date a person first becomes a Director, a Director shall be entitled to make an election which will be applicable in the event of a Change of Control (the “Change of Control Election”). The Change of Control Election will provide the following payment alternatives to a Director in the event of a Change of Control:
(i)	upon the occurrence of a Change of Control, the entire amount of the Director’s Account will be immediately paid in full, regardless of whether the Director continues as a Director after the Change of Control;

(ii)	upon and after the occurrence of a Change of Control and in accordance with Section 4.2(a), the entire amount of the Director’s Account will be immediately paid in full if and when the Director’s service as a Director is terminated; or

(iii)	upon the occurrence of a Change of Control, the payment elections specified by the Director prior to the Change of Control shall govern irrespective of the Change of Control. .
(b)	Hardship in the event of an unforeseeable emergency, the Corporation may accelerate the payment of all or any portion of the Director’s Account to the Director but only up to the amount necessary to meet the emergency. For purposes of this Section 4.6(b), the term “unforeseeable emergency” shall mean a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), the loss of the Director’s property due to casualty, or such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. The determination of an unforeseeable emergency and the ability of the Corporation to accelerate the Director’s Account distribution shall be determined in accordance with the requirements of Section 409A of the Code and the applicable regulations issued thereunder. Payment of the Director’s Account shall be limited only to such amount as is necessary to satisfy the emergency, which shall include all applicable taxes owed or to be owed by the Director as a result of the distribution.
ARTICLE V
DISTRIBUTION OF ACCOUNTS
          5.1 Settlement Date. A Director, or in the event of such Director’s death, his or her Beneficiary, shall be entitled to a distribution of such Director’s Account, as provided in this Article V, following such Director’s Settlement Date.
          5.2 Amount to be Distributed. The amount to which a Director, or in the event of such Director’s death, his or her Beneficiary, is entitled in accordance with the following provisions of this Article V, shall be based on the Director’s balance in his or her Account determined as of the Settlement Date.
          5.3 Form of Distribution. As soon as practicable following the Settlement Date, but in no event later than 90 days following the Director’s Settlement Date, the Corporation shall distribute or cause to be distributed, to the Director or, in the case of the death of the Director, his or her Beneficiary, the balance of the Director’s Account. Distribution of a Director’s Account shall be made in a lump sum in the form determined pursuant to Article III. If distribution of an Account is made in the form of Common Shares, the Corporation will provide procedures to facilitate the sale of such Common Shares following distribution upon the request of the Director. If distribution of an Account is made in cash, the amount distributed shall be equal to the Fair Market Value on the Settlement Date.
          5.4 Fractional Shares. The Corporation will not be required to issue any fractional Common Shares pursuant to this Plan.
          5.5 Transfer of Deferred Shares. In accordance with the provisions of Section 4.2(b) and 4.2(c) hereof, if a Director elects to transfer his or her Deferred Shares to the Director Deferred Compensation Plan, such Deferred Shares when transferred shall be subject to the terms and conditions of the Director Deferred Compensation Plan, provided, however, that in no event shall such Deferred Shares be transferred unless the Director’s transfer election has been made a minimum of twelve months prior to the close of the applicable Deferral Period for such Shares, and provided further, that the transferred Deferred Shares are deferred under the Director Deferred Compensation Plan for a minimum of five (5) years from the date of the Deferred Shares transfer, regardless of the Director’s termination or retirement, and regardless of the distribution instructions contained in the Director’s transfer election form (as required under the subsequent deferral requirements of Section 409A of the Code).

ARTICLE VI
BENEFICIARY DESIGNATION
          6.1 Beneficiary Designation. Each Director shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Director’s death prior to distribution of the Director’s Account. Each Beneficiary Designation shall be in a written form prescribed by the Corporation and shall be effective only when filed with the Corporation during the Director’s lifetime.
          6.2 Changing Beneficiary. Any Beneficiary Designation may be changed by the Director without the consent of the previously named Beneficiary by the Director’s filing of a new Beneficiary Designation with the Corporation. The filing of a new Beneficiary Designation shall cancel all Beneficiary Designations previously filed by the Director.
ARTICLE VII
SHARES SUBJECT TO PLAN; ADJUSTMENTS
          7.1 Shares Subject to Plan. Subject to adjustment as provided in this Plan, the total number of Common Shares which may be delivered to Directors upon distribution of their Accounts shall not in the aggregate exceed 500,000 Common Shares. Any Common Shares delivered to Directors by a trust that is treated as a “grantor trust” within the meaning of Sections 671-679 of the Internal Revenue Code of 1986, as amended, shall be treated as delivered by the Corporation under this Plan.
          7.2 Forfeitures; Etc.; Payment in Cash. The number of Common Shares available under Section 7.1 shall be adjusted to account for shares credited to the Accounts that are forfeited, surrendered or relinquished to the Corporation, to provide for the payment of taxes or otherwise, paid or distributed to Directors or their Beneficiaries in the form of cash, or transferred to a Director’s Common Shares Account pursuant to Sections 4.2(b) and 4.2(c). Upon forfeiture, surrender or relinquishment, upon payment or distribution in cash, or upon transfer to a Director’s Common Shares Account, of Common Shares credited to an Account, such Common Shares shall again be available for delivery upon distribution of an Account under this Plan.
          7.3 Adjustments.
(a)	Adjustments. The Committee may make or provide for such adjustments in the (i) number of Common Shares covered by this Plan, (ii) number of Deferred Shares granted or credited to Accounts hereunder, and (ii) kind of shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Directors that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation of the Corporation or other distribution of assets, issuance of rights or warrants to purchase securities of the Corporation, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding grants or awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Committee may on or after the date of grant provide that the holder of the grant or award may elect to receive an equivalent grant or award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent grant or award.
(b)	Change of Control. Notwithstanding Section 8.2 hereof, in the event of a Change of Control as defined in accordance with Section 2.1(e) of the Plan, no amendment or modification of the Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Director’s Pre-Change of Control Account balance, or (2) to reduce or modify the Accounts’ method of calculating earnings, gains, and/or losses on the Director’s Pre-Change of Control Account balance. For purposes of this Section 7.3(b), the term “Pre-Change of Control Account Balance” shall mean, with regard to any Director, the aggregate amount of the Director’s Deferred Shares with all earnings, gains, and losses thereon which are credited to the Director’s Account through the close of the calendar year in which such Change of Control occurs.
ARTICLE VIII
ADMINISTRATION, AMENDMENT AND TERMINATION
          8.1 Administration. The Plan shall be administered by the Corporation. The Corporation shall have such powers as may be necessary to discharge its duties hereunder. The Corporation may, from time to time, employ, appoint or delegate to an agent or agents (who may be an officer or officers of the Corporation) and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Corporation. No agent appointed by the Corporation to perform administrative duties hereunder shall be liable for any action taken or determination made in good faith. All elections, notices and directions under the Plan by a Director shall be made on such forms as the Corporation shall prescribe.
          8.2 Amendment and Termination. The Committee may alter or amend this Plan from time to time or may terminate it in its entirety; provided, however, that no such action, except for an acceleration of benefits, shall, without the consent of a Director, impair the rights in any Deferred Shares issued or to be issued to such Director under the Plan; and further provided, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the principal exchange upon which the Common Shares are traded or quoted shall not be effective unless and until such approval has been obtained in compliance with such applicable law or rules. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits through plans or other arrangements that are not subject to shareholder approval unless otherwise limited by applicable law or stock exchange rules.

ARTICLE IX
FINANCING OF BENEFITS
          9.1 Financing of Benefits. The Deferred Shares payable under the Plan to a Director or, in the event of his or her death, to his or her Beneficiary, shall be paid by the Corporation from its general assets, including treasury shares. The right to receive payment of the Deferred Shares represents an unfunded, unsecured obligation of the Corporation.
          9.2 Security for Benefits. Notwithstanding the provisions of Section 9.1, nothing in this Plan shall preclude the Corporation from setting aside Common Shares or funds in a so-called “grantor trust” pursuant to one or more trust agreements between a trustee and the Corporation. However, no Director or Beneficiary shall have any secured interest or claim in any assets or property of the Corporation or any such trust and all Common Shares or funds contained in such trust shall remain subject to the claims of the Corporation’s general creditors.
ARTICLE X
GENERAL PROVISIONS
          10.1 Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Ohio.
          10.2 Shareholder Approval. Notwithstanding the foregoing provisions of the Plan, no Common Shares shall be issued or transferred pursuant to the Plan before the date of the approval of this Plan by the Corporation’s shareholders.
          10.3 Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof.
          10.4 No Right to Continue as Director. Neither the Plan, nor the granting of Deferred Shares nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that a Director has a right to continue as a Director for any period of time, or at any particular rate of compensation.
          10.5 Compliance with Section 409A Requirements. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be administered in a manner consistent with those provisions. Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election, deferral, accrual, transfer or distribution shall be made or given effect under the Plan that would result in a violation of Section 409A of the Code.